[Exhibit 5.1]

						March 17, 1997

Apple Computer, Inc.
1 Infinite Loop
Cupertino, California 95014

RE: 	Registration Statement on Form S-8 for 1990 Stock
Option Plan, Employee Stock Purchase Plan and
NeXT Software, Inc. 1990 Stock Option Plan

Ladies and Gentlemen:

	I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about March 7, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,000,000 additional shares of Apple Computer, Inc.'s Common Stock, no par value, authorized for issuance under the 1990 Stock Option Plan, as amended (the "1990 Plan"); (ii) 2,000,000 additional shares of Apple Computer, Inc.'s Common Stock, no par value, authorized for issuance under the Employee Stock Purchase Plan, as amended (the "Purchase Plan"); and (iii) 1,900,000 shares of Apple Computer, Inc.'s Common Stock under the 1990 Stock Option Plan of NeXT Software, Inc. (the "NeXT Plan"), as assumed by Apple Computer, Inc. in connection with its acquisition of NeXT Software, Inc., effective February 4, 1997. The shares of Apple Common Stock to be registered under the Registration Statement are hereinafter referred to collectively as the "Shares". As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the 1990 Plan, the Purchase Plan and the NeXT Plan.

	It is my opinion that, when issued and sold in the manner described in the 1990 Plan, the Purchase Plan, and the NeXT Plan, and pursuant to the agreements which accompany each grant under the 1990 Plan and the NeXT
Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

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